UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2008

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On October 7, 2008, the Company reported on the current status of the Merger Agreement with Tilman J. Fertitta, Chairman, President and CEO, to acquire the Company.

The Special Committee of the Board of Directors, which was formed to evaluate Mr. Fertitta’s offer, has been informed by Mr. Fertitta that in view of the closure of the Company’s Kemah and Galveston properties, the instability in the credit markets, and the deterioration in the casual dining and gaming industries, the debt financing required to complete the pending transaction is in jeopardy at the current $21.00 per share price. Mr. Fertitta has further advised the Committee that he is in negotiations with Jefferies and Company about the financing for a transaction at a substantially reduced price. The Committee and Mr. Fertitta have not yet agreed upon terms of a new transaction, and there is no assurance that a transaction at a reduced price will even be reached.

In addition, the Company stated that the entire Kemah Boardwalk remains closed. The first restaurant is expected to open in a few weeks, and the project should be fully functioning prior to Spring break 2009. Three of the seven Galveston area restaurants are also closed and not expected to open until 2009. All other Houston area restaurants previously closed are now open.

On or about September 25, 2008, the Company filed a preliminary proxy which contained a tentative date for a shareholder meeting. Although there was a date appearing in the preliminary proxy, no such date is definite until a final proxy is filed with the SEC and disseminated to shareholders.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated October 7, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

October 7, 2008	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 7, 2008